Exhibit 10.2
OrthoLogic Corp.
Director Compensation Plan
Effective June 10, 2005
     The non-employee Directors on the Corporation’s Board of Directors shall be compensated for their services in accordance with this Director Compensation Plan, unless and until this Plan is modified, rescinded or otherwise altered by action of the Board of Directors.
     1. Annual Compensation. Each Director shall be paid the following compensation at the times specified:
          (a) Cash. $24,000 per year, payable quarterly in advance, plus $1,000 for attendance by telephone or in person at each meeting of the Board of Directors.
          (b) Options. Options to purchase 10,000 shares of the Corporation’s common stock, to be issued as of January 1 of each year to each person serving as a Director on such date. All options shall be issued pursuant to the OrthoLogic Corp. 1997 Stock Option Plan or another plan approved by stockholders (and not otherwise), and shall be exercisable at 100% of the market value of such shares on the date of grant, determined in accordance with the provisions of the relevant plan. The options shall be fully-vested and exercisable immediately.
          (c) Restricted Stock. That number of shares of OrthoLogic common stock with an aggregate market value equal to $25,000, determined on the basis of the closing market price on the trading day next preceding the date of issuance, to be issued as of January 1 of each year to each person serving as a Director on such date. Such shares shall be issued pursuant to a letter of restricted stock grant in customary form which shall provide, among other things, that the shares shall be subject to repurchase by the Corporation at a purchase price equal to the par value per share if the receiving Director ceases to serve as a director for any reason prior to the first anniversary of the date of issuance. This paragraph 1(c) shall be void if it is not approved by the Corporation’s stockholders no later than the time of the 2006 annual stockholders meeting and shall remain in effect only for so long as and to the extent that (i) such approval is effective or (ii) the Corporation is authorized to issue such shares of restricted stock under one or more stock option or other equity compensation plans approved by the Corporation’s stockholders.
     2. Registration. The Corporation shall use reasonable efforts to register under the Securities Act of 1933, as amended, the issuance or resale of the stock options and underlying common shares and the shares of restricted stock issuable pursuant to this Plan.
     3. Effective Date. This Director Compensation Plan shall be effective as of June 10, 2005.
     4. Transition.
          (a) Paragraphs 1(a) and (b) shall be effective immediately.

          (b) Paragraph 1(c) shall be implemented as follows:
               (i) Each director serving as of the Effective Date shall be entitled to receive 6,510 restricted shares of the Corporation’s common stock ($25,000 in value, determined on the basis of the closing market price of the shares on the Effective Date) in accordance with the provisions of paragraph 1(c), but only if such issuance is approved by stockholders not later than the time of the Corporation’s 2006 annual stockholders meeting. The shares shall not be issued and the directors shall not be entitled to alternate compensation if the issuance is not approved by stockholders by such time.
               (ii) Each director serving as of January 1, 2006 shall be entitled to receive $25,000 in value of the Corporation’s restricted common stock on such date, determined on the basis of the closing market price of such shares on the trading day next preceding such date, but only if such issuance is approved by stockholders not later than the time of the Corporation’s 2006 annual stockholders meeting. The shares shall not be issued and the directors shall not be entitled to alternate compensation if the issuance is not approved by stockholders by such time.